Exhibit 99.1

December 15, 2016 FOR IMMEDIATE RELEASE	For more information:
Linda Tasseff
Director, Investor Relations
(904) 858-2639
ltasseff@steinmart.com

STEIN MART, INC. DECLARES QUARTERLY DIVIDEND

JACKSONVILLE, FL – Stein Mart, Inc. (NASDAQ: SMRT) announced today that its Board of Directors has declared a quarterly dividend of $0.075 per common share, payable on January 13, 2017 to shareholders of record as of the close of business on December 30, 2016.

About Stein Mart

Stein Mart, Inc. (NASDAQ: SMRT) is a national retailer offering designer and name-brand fashion, accessories and home decor at everyday discount prices. Stein Mart provides real value that customers will love every day both in stores and online. The Company currently operates 290 stores across 31 states. Stein Mart is adding new modern brands to its stores to offer discriminating shoppers even more of the fashion and savings they want. For more information, please visit www.steinmart.com.

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